Free Writing Prospectus (To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 March 31, 2009

Buffered Super Track Digital Notes due April 8, 2010 Medium-Term Notes, Series A, No. E-3147-3148

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The Buffered Super Track Digital Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each Reference Asset below is in the form of a Linked Share and represents a separate Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single Linked Share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: April 14, 2009‡‡

•	Initial Valuation Date: April 8, 2009‡‡

•	Final Valuation Date: April 5, 2010‡‡‡

•	Maturity Date: April 8, 2010‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	Initial Price: The closing share price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing share price of the Reference Asset on the Final Valuation Date

•	Payment at Maturity: For each Note offering, if you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the final price is greater than the initial price, you will receive a cash payment that provides you with a return per $1,000 principal amount of the Note equal to the digital percentage. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

If the Reference Asset Return is equal to or less than 0% and equal to or greater than -20%, you will receive the principal amount of your Notes at maturity.

If the Reference Asset Return is less than -20%, you will receive, at our election, either (1) the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) below (the “Physical Delivery Amount”) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the buffer percentage. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x (Reference Asset Return + 20%)]

You may lose up to 80% of your investment at maturity if the final price declines from the initial price by more than 20%.*

*	Assuming the physical delivery option is not elected.

For more information relating to the Physical Delivery Amount, see “Selected Purchase Considerations—Physical Delivery Amount” below.

•	Reference Asset Return: For each Note offering, the performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of each Note are as follows:

Note Issuance #	Reference Asset (each a “Linked Share”)	Initial Price	Ticker Symbol	Principal Amount	Digital Percentage	Buffer Percentage	CUSIP/ISIN
E-3147	SPDR Trust, Series 1	TBD	Bloomberg ticker symbol “SPY UP <Equity>”	TBD	8.50%	20.00%	06738Q4E5/US06738Q4E55
E-3148	iShares Russell 2000 Index Fund	TBD	Bloomberg ticker symbol “IWM UP <Equity>”	TBD	10.00%	20.00%	06738Q4F2/US06738Q4F21

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor's, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
‡‡	Expected. In the event that we make any change to the expected Initial Valuation Date and the Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of each such Note remains the same.
‡‡‡	Subject to postponement in the event of a market disruption as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #	Reference Asset	Price to Public		Agent’s Commission		Proceeds to Barclays Bank PLC
		Per Note	Total	Per Note	Total	Per Note	Total
E-3147	SPDR Trust, Series 1	100%
E-3148	iShares Russell 2000 Index Fund	100%

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different Reference Asset (each, a “Linked Share”). The purchaser of a Note will acquire a security linked to a single Linked Share (not to a basket or index of linked shares) identified on the cover page. You may purchase any one of the Notes being offered or, at your election, more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual Linked Share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa3 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

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SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Digital Notes”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the linked share and will depend on whether, and the extent to which, the reference asset return is positive or negative. Your investment will be fully exposed to any decline in the final price beyond the buffer percentage of 20% as compared to the initial price of the linked share. You will lose up to 80% of your initial investment if the linked share declines by more than 20%.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the reference asset return is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the linked share, which may be significant.

•

Physical Settlement May Expose Your Payment at Maturity to Market Risks—Because the payment at maturity will ordinarily be determined prior to the maturity date, if the Notes are settled with shares of the linked share at maturity, the effect to holders will be as if the Notes matured prior to the maturity date. Thus, the value of the linked share and any other equity securities and cash that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the final valuation date and the maturity date, be more or less than the amount you would have received had the Notes not been physically settled. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been physical settlement.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Linked Shares would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked share;

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•	the time to maturity of the Notes;

•	the dividend rate underlying the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund —Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to a return equal to the digital percentage at maturity in the event that the reference asset return is greater than 0%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative reference asset return up to -20%.

•

Physical Delivery Amount—If the reference asset declines by more than –20% as of the final valuation date, you may receive on the maturity date, at our election, instead of the full principal amount of your Notes, either (1) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash amount equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the reference asset return and (ii) the buffer percentage. If you receive shares of the linked share in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked share you receive, which could be substantially less than the value of your original investment. If we elect to deliver shares on the maturity date instead of the cash amount, the number of shares will be determined by the Calculation Agent by dividing the cash amount that would otherwise be payable on the maturity date by the final price of the linked share (with appropriate rounding and any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price). The Physical Delivery Amount, the initial price of the linked share and other amounts may change due to share splits or other corporate actions. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under ‘‘Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid executory contract with respect to the linked share that is subject to tax as described herein. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or cash-settlement upon maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.

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If you receive the Physical Delivery Amount upon the maturity of your Notes, the tax consequences to you are not clear. We think it is reasonable to treat the receipt of shares as a taxable settlement of the Notes followed by a purchase of the shares, but it would also be possible to characterize the receipt of shares upon maturity of the Notes as a tax-free purchase of the shares pursuant to the original terms of the Notes. If the receipt of the Physical Delivery Amount is treated as a taxable purchase of shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and the amount you paid for your Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.

Because the term of your Notes is not expected to exceed one year unless a market disruption event occurs, any gain or loss you recognize upon the sale or maturity of your Notes would likely be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that holders who receive the Physical Delivery Amount upon maturity of the Notes should be required to defer any gain or loss until a subsequent realization event (such as a sale or exchange) occurs with respect to shares received in respect of the Physical Delivery Amount.

Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a market disruption event, it is also possible that the Internal Revenue Service could assert that your Notes should be treated as long-term debt. Were the Internal Revenue Service to successfully assert that your Notes should be characterized as long-term debt, they would be treated as a contingent payment debt instrument. The rules governing the taxation of contingent payment debt instruments are discussed in the accompanying prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments”.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Notes.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant

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issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

SPDR Trust, Series 1

According to publicly available information, the SPDR Trust, Series 1 (the “ETF”) is an exchange-traded fund that trades on the American Stock Exchange LLC. The ETF is designed to correspond to the price and yield performance of the S&P 500 Index.

The ETF is a unit investment trust, organized under New York Law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company and PDR Services LLC, dated as of January 1, 2004 and effective as of January 27, 2004, as amended.

The ETF was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the Standard & Poor’s Depositary Receipt (“SPDR”). The ETF commenced operations on January 22, 1993 upon the initial issuance of 150,000 SPDRs in exchange for a portfolio of securities assembled to reflect the intended portfolio composition of the ETF.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-46080 and 811-0615, respectively.

Historical Performance of the SPDR Trust, Series 1

The following graph sets forth the historical performance of the SPDR Trust, Series 1 based on the daily closing share price from January 2, 2001 through March 27, 2009. The closing share price of the SPDR Trust, Series 1 on March 27, 2009 was 81.61.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the SPDR Trust, Series 1 should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the SPDR Trust, Series 1 will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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iShares Russell 2000 Index Fund

According to publicly available information, iShares Russell 2000 Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on a national securities exchange such as the American Stock Exchange, the Chicago Board Options Exchange, the New York Stock Exchange or the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index (the “Underlying Index”).

The Underlying Index measures the performance of the small capitalization sector of the U.S. equity market. The Underlying Index includes companies representing approximately 9.4% of the total market capitalization of all publicly traded U.S. equity securities.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 333-92935 and 811-09729, respectively.

Historical Performance of the iShares Russell 2000 Index Fund

The following graph sets forth the historical performance of the iShares Russell 2000 Index Fund based on the daily closing share price from June 15, 2002 through March 27, 2009. The closing share price of the iShares Russell 2000 Index Fund on March 27, 2009 was 42.89.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the iShares Russell 2000 Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the iShares Russell 2000 Index Fund will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Table of Returns the on Notes at Maturity and Hypothetical Examples

For each Note offering, if the closing price of the linked share is greater than the initial price, you will receive a cash payment that provides you with a return per $1,000 principal amount of the Note equal to the digital percentage. If the Reference Asset Return is equal to or less than 0% and equal to or greater than -20%, you will receive the principal amount of your Notes at maturity. However, if the Reference Asset Return is less than –20%, you will receive, at our election, either (1) the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) below (the “Physical Delivery Amount”) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash payment

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equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the buffer percentage. You may lose up to 80% of your investment at maturity if the final price declines from the initial price by more than 20%.

The following tables below illustrate the hypothetical total return at maturity on a specified Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount to $1,000. Each table for a specified Note has been prepared on the basis of the assumptions that are set forth below for each note.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

The initial prices and the final prices of the linked shares and the associated Reference Asset Returns have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of each such linked share. Some amounts are rounded and actual returns may be different.

SPDR Trust, Series 1

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: $81.61

Buffer Percentage: 20.00%

Digital Percentage: 8.50%

Table of Returns the on Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Payment at Maturity	Total Return on Notes
163.22	100.00%	$1,085.00	8.50%
155.06	90.00%	$1,085.00	8.50%
146.90	80.00%	$1,085.00	8.50%
138.74	70.00%	$1,085.00	8.50%
130.58	60.00%	$1,085.00	8.50%
122.42	50.00%	$1,085.00	8.50%
114.25	40.00%	$1,085.00	8.50%
106.09	30.00%	$1,085.00	8.50%
97.93	20.00%	$1,085.00	8.50%
89.77	10.00%	$1,085.00	8.50%
85.69	5.00%	$1,085.00	8.50%
81.61	0.00%	$1,000.00	0.00%
77.53	-5.00%	$1,000.00	0.00%
73.45	-10.00%	$1,000.00	0.00%
65.29	-20.00%	$1,000.00	0.00%
57.13	-30.00%	$900.00	-10.00%
48.97	-40.00%	$800.00	-20.00%
40.81	-50.00%	$700.00	-30.00%
32.64	-60.00%	$600.00	-40.00%
24.48	-70.00%	$500.00	-50.00%
16.32	-80.00%	$400.00	-60.00%
8.16	-90.00%	$300.00	-70.00%
$0.00	-100.00%	$200.00	-80.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share increases from an initial price of 81.61 to a final price of 89.77.

Because the final price of 89.77 is greater than the initial price of 81.61 and the Reference Asset Return of 10% is greater than 0%, the investor receives a total payment at maturity of $1,085.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x 8.50%] = $1,085.00

The total return on the investment of the Notes is 8.50%.

Example 2: The closing price of the linked share decreases from an initial price of 81.61 to a final price of 73.45.

Because the final price of 73.45 is less than the initial price of 81.61 and the Reference Asset Return of -10.00% is greater than -20% the investor will receive a payment at maturity of $1000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share decreases from the initial price of 81.61 to a final price of 57.13.

Because the final price of 57.13 is less than the initial price of 81.61 by more than the buffer percentage of 20% and the Reference Asset Return is negative and the investor will receive a payment at maturity of $900 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900

Physical Delivery Amount = 900/57.13= 15 shares of the linked share and $43.05 in cash for fractional shares

The total return on the investment of the Notes is -10.00%.

iShares Russell 2000 Index Fund

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: $42.89

Buffer Percentage: 20.00%

Digital Percentage: 10.00%

Table of Returns the on Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Payment at Maturity	Total Return on Notes
85.78	100.00%	$1,100.00	10.00%
81.49	90.00%	$1,100.00	10.00%
77.20	80.00%	$1,100.00	10.00%
72.91	70.00%	$1,100.00	10.00%
68.62	60.00%	$1,100.00	10.00%
64.34	50.00%	$1,100.00	10.00%
60.05	40.00%	$1,100.00	10.00%
55.76	30.00%	$1,100.00	10.00%
51.47	20.00%	$1,100.00	10.00%
47.18	10.00%	$1,100.00	10.00%
45.03	5.00%	$1,100.00	10.00%
42.89	0.00%	$1,000.00	0.00%
40.75	-5.00%	$1,000.00	0.00%
38.60	-10.00%	$1,000.00	0.00%
34.31	-20.00%	$1,000.00	0.00%
30.02	-30.00%	$900.00	-10.00%
25.73	-40.00%	$800.00	-20.00%
21.45	-50.00%	$700.00	-30.00%
17.16	-60.00%	$600.00	-40.00%
12.87	-70.00%	$500.00	-50.00%
8.58	-80.00%	$400.00	-60.00%
4.29	-90.00%	$300.00	-70.00%
0.00	-100.00%	$200.00	-80.00%

FWP–9

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share increases from an initial price of 42.89 to a final price of 47.18.

Because the final price of 47.18 is greater than the initial price of 42.89 and the Reference Asset Return of 10% is greater than 0%, the investor receives a total payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x 10%] = $1,100

The total return on the investment of the Notes is 10%.

Example 2: The closing price of the linked share decreases from an initial price of 42.89 to a final price of 38.60.

Because the final price of 38.60 is less than the initial price of 42.89 and the Reference Asset Return of -10.00% is greater than -20% the investor will receive a payment at maturity of $1000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share decreases from the initial price of 42.89 to a final price of 30.02.

Because the final price of 30.02 is less than the initial price of 42.89 by more than the buffer percentage of 20% and the Reference Asset Return is negative and the investor will receive a payment at maturity of $900 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900

Physical Delivery Amount = 900/30.02 = 29 shares of the linked share and $29.42 in cash for fractional shares

The total return on the investment of the Notes is -10%.

FWP–10